PRESS RELEASE

Date:	February 11, 2009

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces 2008 Earnings

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today net income for the year ended December 31, 2008 of $835,000, or $.15 for both basic and diluted earnings per common share. This compared to net income in 2007 of $4.2 million, or $1.03 for basic and $1.02 for diluted earnings per common share.  Annualized return on average assets was .07% and return on average tangible equity was 1.06% for year end 2008 compared to .44% and 5.86% respectively, for the same period last year.

Assets totaled $1.4 billion at December 31, 2008, an increase from December 31, 2007 of $447.2 million, or 46.5%. Gross loans, excluding loans held for sale, increased $317.5 million, or 39.2%, due primarily to the acquisition of $383.1 million of net loans from MFB Corp in the third quarter of 2008.  Consumer loans increased $42.9 million, or 19.0%, residential mortgage loans held in the portfolio increased $88.7 million, or 20.0%, and commercial loans increased $185.9 million, or 130.2%.  Mortgage loans held for sale decreased $104,000 and mortgage loans sold during the year 2008 totaled $92.9 million.  The increased loan balances are due primarily to the purchase of MFB Corp in the third quarter of 2008.  Total net loans, excluding the amount of acquired loans, declined $65.6 million primarily due to the sale of $58.4 million of fixed rate mortgage loans in the third quarter of 2008.  Investment securities available for sale increased $33.7 million, or 77.1%, compared to December 31, 2007 due primarily to $23.9 million acquired with MFB Corp.  Investment securities held to maturity increased $9.7 million due to the redemption in kind securities received in the third quarter of 2008.

The net loss for the fourth quarter ended December 31, 2008 of $1.9 million, or $.29 for basic and diluted earnings per common share was due primarily to provision for loan losses of $4.8 million, or $.46 per common share, net of tax.  This compared to net income for the comparable period in 2007 of $893,000, or $.22 for basic and diluted earnings per common share.  Annualized return on assets was a negative .55% and return on average tangible equity was a negative 8.39% for the fourth quarter of 2008 compared to .37% and 4.96%, respectively, for the same period last year.

Other contributors to the loss for the quarter were an other than temporary charge on certain trust preferred securities of $1.2 million, a mortgage servicing rights impairment charge of $500,000 and a loss on the sale of a subsidiary of $329,000, or a total of $.19 per share, net of tax.  Operating income before provision for loan losses and the additional items discussed above for the three months ended December 31, 2008 was $2.5 million, net of tax, or $.36 per share.  “MutualBank is not immune to the economic environment,” said David W. Heeter, President and CEO, “We feel that we took prudent actions in the fourth quarter to strengthen our reserves to reflect the markets we serve.”

Allowance for loan losses increased $6.8 million, including $3.0 million acquired with MFB Corp, to $15.1 million at December 31, 2008 when compared to December 31, 2007.  Specific loan loss reserves have increased $658,000, while general loan loss reserves have increased $6.1 million since December 31, 2007.  Net charge offs for the year 2008 were $3.2 million, or .34% of average loans on an annualized basis, compared to $2.0 million, or .25% of average loans for the comparable period in 2007. The increase was primarily due to increased charge offs on commercial real estate during 2008.  As of December 31, 2008 the allowance for loan losses as a percentage of loans receivable and non-performing loans was 1.34% and 69.41%, respectively, compared to 1.03% and 79.72%, respectively, at December 31, 2007.  “The current credit environment continues to challenge the banking industry and we continue to prudently manage the asset quality in our loan portfolio,” added Heeter.

Total deposits were $962.5 million at December 31, 2008, an increase of $296.1 million at December 31, 2007.  This increase was due primarily to the assumption of $331.1 million in deposits from MFB Corp in the third quarter of 2008.  Total borrowings increased $82.5 million to $279.1 million at December 31, 2008 from $196.6 million at December 31, 2007 due primarily to the assumption of $96.4 million in borrowings from MFB Corp.

Stockholders’ equity increased $66.7 million, or 76.6%, from $87.0 million at December 31, 2007, to $153.6 million at December 31, 2008.  The increase was due primarily to stock issued to acquire MFB Corp of $39.8 million, preferred stock issued to the United States Treasury Department of $32.4 million, net income of $835,000, and Employee Stock Ownership Plan (ESOP) and RRP shares earned of $364,000. This increase was partially offset by the repurchase of 154,000 shares of common stock for $1.8 million and dividend payments of $3.5 million.  Also, the market value of securities available for sale compared to their book value decreased $1.5 million from a loss of $414,000 at December 31, 2007 to a loss of $1.9 million at December 31, 2008.  As of December 31, 2008, the Bank’s risk-based capital ratio was 13.31%, well in excess of “well-capitalized” levels as defined by all regulatory standards. The Company’s tangible equity to tangible asset ratio was 6.38%.

Net interest income before the provision for loan losses increased $4.4 million from $6.2 million for the three months ended December 31, 2007 to $10.5 million for the three months ended December 31, 2008. The reasons for the increase were a $367.3 million, or 42.2%, increase in average interest earning assets and a 57 basis point increase in the net interest margin from 2.84% for the three months ended December 31, 2007 to 3.41% for the same period in 2008.  The increase in average interest earning assets was due primarily to the acquisition of MFB Corp in the third quarter of 2008.

Net interest income before the provision for loan losses increased $9.4 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. The reasons for the increase were similar to those stated above. Average interest earning assets increased $175.5 million, or 20.3% and the net interest margin increased by 43 basis points from 2.79% for the year ended December 31, 2007 to 3.22% for the same period in 2008.

The provision for loan losses for the fourth quarter of 2008 was $4.8 million, compared to $843,000 for last year’s comparable period. Non-performing loans to total loans at December 31, 2008 were 1.93% compared to 1.29% at December 31, 2007.   Non-performing assets to total assets were 1.89% at December 31, 2008 compared to 1.35% at December 31, 2007.

The provision for loan losses for the year ended December 31, 2008 was $7.0 million, compared to $2.2 million for last year’s comparable period.  The reason for the increase is higher loan balances and more non-performing loans during 2008.

Non-interest income decreased $899,000 to $1.2 million, or 43.2%, for the three months ended December 31, 2008 compared to the same period in 2007.  The decrease was due primarily to $1.2 million write down on two trust preferred securities, a $329,000 loss on the sale of a title insurance subsidiary, and a $500,000 impairment charge on mortgage servicing rights.  Without the extraordinary decreases mentioned above, operating non-interest income increased $1.1 million for the three months ended December 31, 2008 compared to the same period in 2007.  The increase was due primarily to increases in fees and service charges on deposit accounts of $661,000, increases in commission income of $364,000, and increases in earnings on cash surrender value of life insurance of $135,000.  All of these increases were due primarily to the acquisition of MFB in the third quarter of 2008.

For the year ended December 31, 2008 non-interest income decreased $1.2 million, or 16.1%, to $6.5 million compared to $7.8 million for the same period in 2007. The reasons for the decrease are similar to those mentioned above along with losses related to the sale of the AMF Ultra Funds of $2.6 million and a write-down of a Lehman’s corporate bond of $200,000 in the third quarter of 2008.  These decreases were offset by increases in fees and service charges on deposit accounts of $1.4 million and commission income of $795,000 due primarily to the acquisition of MFB in the third quarter of 2008.

Non-interest expense increased $4.1 million for the three months ended December 31, 2008 compared to the same period in 2007. Increases in current quarter non-interest expense compared to the same period in 2007 include increases in salaries and employee benefits of $1.8 million, increases in occupancy expense of $337,000, increases in data processing expense of $77,000, increases in professional fees of $80,000, increases in marketing of $193,000 and increases in other expenses of $1.6 million, due primarily to increased intangible amortization and software expense relating to trust services.  These increases were primarily due to the acquisition of MFB Corp.

Non-interest expense increased $9.0 million to $34.1 million for the year ended December 31, 2008 compared to $25.2 million for the same period in 2007 primarily due to the acquisition of MFB Corp.

MutualFirst Financial, Inc. and MutualBank are headquartered in Muncie, Indiana with thirty-three full service retail financial centers offices in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash counties.  MutualBank also has trust offices in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

MUTUALFIRST FINANCIAL INC.

	31-Dec	31-Dec
Selected Financial Condition Data(Unaudited):	2008	2007
	(000)	(000)

Total Assets	$1,409,686	$962,517

Cash and cash equivalents	39,703	23,648

Loans held for sale	1,541	1,645

Loans receivable, net	1,113,132	802,436

Investment securities held to maturity	9,676	-

Investment securities available for sale, at fair value	77,255	43,692

Total deposits	962,514	666,407

Total borrowings	279,104	196,638

Total stockholders' equity	153,558	87,014

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	31-Dec	30-Sep	31-Dec	31-Dec	31-Dec
Selected Operations Data (Unaudited):	2008	2008	2007	2008	2007
	(000)	(000)	(000)	(000)	(000)

Total interest income	$19,108	$18,825	$14,380	$65,179	$56,374
Total interest expense	8,563	8,989	8,195	31,639	32,227

Net interest income	10,545	9,836	6,185	33,540	24,147
Provision for loan losses	4,763	912	843	7,020	2,240
Net interest income after provision
for loan losses	5,782	8,924	5,342	26,520	21,907

Non-interest income
Fees and service charges	1,917	1,815	1,256	6,257	4,831
Net loss on sale of investments	(1,412)	(2,770)		(4,045)
Equity in losses of limited partnerships	(65)	(45)	(24)	(158)	(100)
Commissions	606	591	242	1,796	1,001
Net gain (loss) on loan sales and servicing	(339)	1,112	195	1,141	472
Increase in cash surrender value of life insurance	413	357	278	1,323	1,230
Other income	61	52	133	209	337
Total non-interest income	1,181	1,112	2,080	6,523	7,771

Non-interest expense
Salaries and benefits	5,595	5,278	3,832	18,584	14,759
Occupancy and equipment	1,260	1,253	923	4,509	3,591
Data processing fees	322	359	245	1,192	1,058
Professional fees	312	381	232	1,133	764
Marketing	470	444	277	1,461	887
Other expenses	2,656	2,420	1,024	7,244	4,097
Total non-interest expense	10,615	10,135	6,533	34,123	25,156

Income before taxes	(3,652)	(99)	889	(1,080)	4,522
Income tax provision (benefit)	(1,739)	(458)	(4)	(1,915)	296
Net income	$(1,913)	$359	$893	$835	$4,226

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		12/31/2008			12/31/2007
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$8,855	$22	0.99%	$3,717	$37	3.98%
Mortgage-backed securities:
Available-for-sale	49,950	707	5.66	8,316	112	5.39
Held-to-maturity	9,796	187	7.64
Investment securities:
Available-for-sale	20,475	241	4.71	33,023	441	5.34
Loans receivable	1,130,529	17,729	6.27	815,964	13,677	6.70
Stock in FHLB of Indianapolis	18,632	222	4.77	9,943	113	4.55
Total interest-earning assets (3)	1,238,237	19,108	6.17	870,963	14,380	6.60
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	155,839			89,130
Total assets	$1,394,076			$960,093

Interest-Bearing Liabilities:
Demand and NOW accounts	$169,002	328	0.78	$130,409	689	2.11
Savings deposits	81,372	105	0.52	51,952	68	0.52
Money market accounts	47,161	203	1.72	22,569	138	2.45
Certificate accounts	573,707	5,005	3.49	441,622	5,190	4.70
Total deposits	871,242	5,641	2.59	646,552	6,085	3.76
Borrowings	280,390	2,923	4.17	164,089	2,110	5.14
Total interest-bearing accounts	1,151,632	8,564	2.97	810,641	8,195	4.04
Non-interest bearing deposit accounts	94,006			47,071
Other liabilities	20,612			15,173
Total liabilities	1,266,250			872,885
Stockholders' equity	127,826			87,208
Total liabilities and stockholders' equity	$1,394,076			$960,093

Net earning assets	$86,605			$60,322

Net interest income		$10,544			$6,185

Net interest rate spread			3.20%			2.56%

Net yield on average interest-earning assets			3.41%			2.84%

Average interest-earning assets to
average interest-bearing liabilities			107.52%			107.44%

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
Selected Financial Ratios and Other Financial Data	31-Dec	30-Sep	31-Dec	31-Dec	31-Dec
(Unaudited):	2008	2008	2007	2008	2007

Share and per share data:
Average common shares outstanding
Basic	6,820,638	6,188,036	4,063,357	5,249,135	4,103,940
Diluted	6,821,158	6,204,883	4,089,234	5,253,477	4,151,173
Per share:
Basic earnings	$(0.29)	$0.06	$0.22	$0.15	$1.02
Diluted earnings	$(0.29)	$0.06	$0.22	$0.15	$1.03
Dividends	$0.16	$0.16	$0.15	$0.64	$0.60

Dividend payout ratio	-55.17%	266.67%	68.18%	426.67%	58.25%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	-0.55%	0.11%	0.37%	0.07%	0.44%
Return on average tangible equity (ratio of net
income to average tangible equity)(1)	-8.39%	1.77%	4.96%	1.06%	5.86%
Interest rate spread information:
Average during the period(1)	3.20%	3.08%	2.56%	3.01%	2.50%

Net interest margin(1)(2)	3.41%	3.31%	2.84%	3.22%	2.79%

Efficiency Ratio	90.53%	92.57%	79.04%	85.17%	78.81%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	107.52%	107.38%	107.44%	107.14%	107.92%

Allowance for loan losses:
Balance beginning of period	$12,217	$8,604	$8,181	$8,352	$8,156
Charge offs:
One- to four- family	139	226	101	480	645
Multi-family	0	0	0	0	0
Commercial real estate	1,224	140	18	1,548	44
Construction or development	0	0	0	0	0
Consumer loans	623	462	672	2,174	1,731
Commercial business loans	200	0	0	230	303
Sub-total	2,186	828	791	4,432	2,723

Recoveries:
One- to four- family	0	5	64	42	121
Multi-family	0	0	0	0	0
Commercial real estate	244	314	0	558	0
Construction or development	0	0	0	0	0
Consumer loans	69	256	55	556	357
Commercial business loans	0	0	0	57	201
Sub-total	313	575	119	1,213	679

Net charge offs	1,873	253	672	3,219	2,044
Acquired with MFB Financial acquisition	0	2,954		2,954
Additions charged to operations	4,763	912	843	7,020	2,240
Balance end of period	$15,107	$12,217	$8,352	$15,107	$8,352

Net loan charge-offs to average loans (1)	0.66%	0.09%	0.33%	0.34%	0.25%

	December 31,	September 30,	December 31,
	2008	2008	2007

Total shares outstanding	6,984,754	6,994,754	4,226,638
Tangible book value per share	$12.14	$12.47	$16.99

Nonperforming assets (000's)
Loans: Non-accrual	$19,998	$17,252	$8,949
Accruing loans past due 90 days or more	1,473	1,138	1,421
Restructured loans	293	103	107
Total nonperforming loans	21,764	18,493	10,477
Real estate owned	2,979	2,818	1,364
Other repossessed assets	1,861	1,671	1,137
Total nonperforming assets	$26,604	$22,982	$12,978

Asset Quality Ratios:
Non-performing assets to total assets	1.89%	1.64%	1.35%
Non-performing loans to total loans	1.93%	1.63%	1.29%
Allowance for loan losses to non-performing loans	69.41%	66.06%	79.72%
Allowance for loan losses to loans receivable	1.34%	1.08%	1.03%

(1) Ratios for the three month period have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.